MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of Stock Dividend Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2020 and from January 1, 2020 through July 31, 2020.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2020 and from January 1, 2020 through
July 31, 2020, with respect to securities reflected in the investment account of the Fund.

Stock Dividend Fund, Inc.

By:


/s/ Laura S. Adams
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Laura S. Adams, President



/s/ Steven Adams
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Steven Adams, CCO